As filed with the Securities and Exchange Commission on February 18, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
TRANSUNION
(Exact name of registrant as specified in its charter)

Delaware	61-1678417
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
555 West Adams Street
Chicago, IL 60661
(312) 985-2000
(Address, including zip code, and telephone number, including area code, of principal executive offices)
_________________________
TransUnion 2015 Omnibus Incentive Plan
(Full title of the plan)
_________________________
Michael J. Forde
Senior Vice President, Deputy General Counsel – Corporate
and Corporate Secretary
TransUnion
555 West Adams Street
Chicago, Illinois 60661
(312) 985-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
_________________________
With copies to:
Cathy A. Birkeland
Latham and Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Telephone: (312) 876-7700
Telecopy: (312) 993-9767
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	

Non-accelerated filer	 (Do not check if a smaller reporting company)	Smaller reporting company	

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee (4)
Common Stock, par value $0.01 per share	500,000	$96.05	$48,025,000.00	$6,233.65

(1)
The securities to be registered include shares of common stock, par value $0.01 per share, of TransUnion (“Common Stock”) and options and rights to acquire Common Stock issuable under the plan identified in footnote 2 below.

(2)
Covers 500,000 shares of Common Stock that were subject to awards previously granted under the TransUnion 2015 Omnibus Incentive Plan (the “2015 Plan”) and that were (a) forfeited back to or otherwise reacquired by TransUnion because of a failure to meet a condition or contingency required to vest such shares, or (b) withheld (or not issued) to satisfy a tax withholding obligation in connection with the settlement of an award, which shares became available for future issuance pursuant to the terms of the 2015 Plan. Such shares of Common Stock were already registered on a prior Registration Statement on Form S-8 and do not represent an increase to the total number of shares of Common Stock that may be issued pursuant to the 2015 Plan.

(3)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of additional Common Stock, which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(4)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock on February 13, 2020, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
TransUnion’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2015 (File No. 333-205239) (the “Original Registration Statement”) is hereby incorporated by reference. By the Original Registration Statement, the Company registered 5,400,000 shares of Common Stock, par value $0.01 per share, issuable under the TransUnion 2015 Omnibus Incentive Plan (the “2015 Plan”). This Registration Statement is to register 500,000 shares of Common Stock that were subject to awards previously granted under the 2015 Plan and that were (a) forfeited back to or otherwise reacquired by TransUnion because of a failure to meet a condition or contingency required to vest such shares, or (b) withheld (or not issued) to satisfy a tax withholding obligation in connection with the settlement of an award, which shares became available for future issuance pursuant to the terms of the 2015 Plan. Such shares of Common Stock were already registered on the Original Registration Statement and do not represent an increase to the total number of shares of Common Stock that may be issued pursuant to the 2015 Plan.
Pursuant to General Instruction E to Form S-8, the contents of such earlier Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission by TransUnion (the “Company” or “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 18, 2020; and
(b)	The description of the Company’s common stock included as Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed with the Commission on February 18, 2020.
All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

3.1	Second Amended and Restated Certificate of Incorporation of TransUnion (Incorporated by reference to Exhibit 4.1 to TransUnion’s Registration Statement on Form S-8 filed June 26, 2015).

3.2
Second Amended and Restated Bylaws of TransUnion, amended as of August 7, 2019 (Incorporated by reference to Exhibit 3.1 to TransUnion’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 filed October 22, 2019)

4.2*	Description of TransUnion’s securities.

4.3	TransUnion 2015 Omnibus Incentive Plan (Incorporated by reference to Exhibit 4.4 to TransUnion’s Registration Statement on Form S-8 filed June 26, 2015).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Ernst & Young LLP

23.4*	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on February 18, 2020.

TRANSUNION

By:	/s/Todd M. Cello
Name:	Todd M. Cello
Title:	Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Heather J. Russell and Michael J. Forde or either of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, including in his capacity as a director and/or officer, as the case may be, to sign and file, with the Securities and Exchange Commission, a Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any or all of the above-described matters, as fully as each of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/Christopher A. Cartwright	Director, President and Chief Executive Officer	February 18, 2020
Christopher A. Cartwright	(Principal Executive Officer)

/s/Todd M. Cello	Chief Financial Officer	February 18, 2020
Todd M. Cello	(Principal Financial Officer)

/s/Timothy Elberfeld	Vice President and Chief Accounting Officer	February 18, 2020
Timothy Elberfeld	(Principal Accounting Officer)

/s/George M. Awad		February 18, 2020
George M. Awad

/s/Suzanne P. Clark	Director	February 18, 2020
Suzanne P. Clark

/s/Kermit R. Crawford	Director	February 18, 2020
Kermit R. Crawford

/s/Russell P. Fradin	Director	February 18, 2020
Russell P. Fradin

/s/Pamela A. Joseph	Director	February 18, 2020
Pamela A. Joseph

/s/Siddharth N. (Bobby) Mehta	Director	February 18, 2020
Siddharth N. (Bobby) Mehta

/s/Thomas L. Monahan	Director	February 18, 2020
Thomas L. Monahan

/s/Leo F. Mullin	Director	February 18, 2020
Leo F. Mullin

/s/James M. Peck	Director	February 18, 2020
James M. Peck

/s/Andrew Prozes	Director	February 18, 2020
Andrew Prozes